Filed Pursuant to Rule 433

Registration Nos. 333-284087 & 333-284087-02

**FULL PRICING DETAILS** HART 2025-C

Joint Bookrunners: Citi (str), Credit Agricole, JP Morgan, MUFG, and Wells Fargo

Co-Managers: HSBC, US Bank

Capital Structure:

Cls	Size ($mm)	WAL**	S/F	E.Final	L.Final	Bench Launch	Yields(%)	CPN(%)	Price
A-1	410.000	0.25	A-1+/F1+	03/16/26	09/15/26	I-CURV +12	4.152	4.152	100.00000
A-2a	421.000	1.03	AAA/AAA	04/15/27	07/17/28	I-CURV +34	4.012	3.97	99.99107
A-2b	269.000	1.03	AAA/AAA	04/15/27	07/17/28	SOFR30A +35			100.00000
A-3	690.000	2.32	AAA/AAA	12/15/28	04/15/30	I-CURV +38	3.919	3.88	99.98368
A-4	99.990	3.43	AAA/AAA	05/15/29	01/15/32	I-CURV +39	3.927	3.89	99.98321
B	36.700	3.72	AA+/AA+	07/16/29	01/15/32	I-CURV +62	4.171	4.13	99.98209
C	61.160	3.90	AA/A+	08/15/29	01/18/33	I-CURV +86	4.419	4.37	99.96835

* Class A-2b will not exceed 50% of the total A-2

** WAL to 1.3% ABS, 5% clean-up call

PRICED

--Transaction Details--

* Deal Size :	~$1.987+bln
* BBG Ticker :	HART 2025-C
* Format :	SEC Registered
* Exp Settle :	09/17/25
* First Pay Date :	10/15/25
* Exp Ratings :	S&P, Fitch
* ERISA Eligible :	Yes
* Min Denoms :	$1k x $1k
* Bill & Deliver :	CITI

--Available Materials--

* Preliminary Prospectus, Ratings FWP

* Intex CDI (attached)

* Intex Dealname: XHYAR25C; Password: VBYX

* Deal Roadshow : https://dealroadshow.com; Entry Code (Case Sensitive): HART25C

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.